Exhibit 99.4

External Stakeholder Q&A

General

1.	What has been announced?

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We have announced today that Audentes has entered into a definitive agreement to be acquired by Astellas, a global pharmaceutical company headquartered in Tokyo, Japan. Both Boards of Directors unanimously approved the planned acquisition.

•	Under the agreement, Astellas will acquire Audentes for $60.00 per share in cash representing a total equity value of approximately $3 billion

•	Upon the closing of the transaction, Audentes will operate as an independent subsidiary of Astellas.

2.	Why does this transaction make sense for Audentes now?

The merger allows us to accelerate the development of our robust pipeline of potentially best-in-class genetic medicines for rare neuromuscular diseases, by combining Astellas’ scientific capabilities and global resources with our AAV gene therapy technology platform, in-house large-scale cGMP manufacturing and neuromuscular development expertise. We believe that operating as part of the Astellas organization optimally positions us to advance our pipeline programs and serve our patients.

3.	Can you tell me more about Astellas and why they are interested in Audentes?

Astellas is a global pharmaceutical company headquartered in Tokyo, Japan.

The acquisition makes sense for Astellas because:

•	It accesses the near-term growth opportunity of AT132

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It accelerates the development of our robust pipeline of potentially best-in-class genetic medicines for rare neuromuscular diseases, by combining Astellas’ scientific capabilities and global resources with our AAV gene therapy technology platform, in-house large-scale cGMP manufacturing and neuromuscular development expertise.

•

It creates the opportunity for additional gene therapy partnerships and pipeline expansion through leveraging our manufacturing capabilities and relationships with patient groups, academic collaborators and scientific advisors.

4.	When will more information about the transaction and negotiations be available?

When the tender offer commences, Astellas will file the tender offer materials on Schedule TO, and Audentes will then file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. These materials will contain more detail about the transaction and negotiations.

5.	When will the transaction close?

The transaction is expected to close in the first quarter of 2020.

6.	What happens between now and when the transaction closes?

Until the transaction closes, we will continue to operate as two separate companies.

7.	Where should shareholders go for more information?

Additional information for shareholders and how to access that information is included in the press release.

8.	Will the current Management Team stay in place?

Upon completion of the merger, Natalie Holles will become CEO of Audentes reporting to Astellas’ CEO and will take over leadership of the organization; Matt Patterson will continue to serve in an advisory capacity, and the majority of the Executive Team is expected to remain in place.

9.	What will happen to the structure of the company?

Upon the closing of the transaction, Audentes will operate as an independent subsidiary of Astellas.

10.	What will happen to your operations in SF/SSF?

We expect to continue our operations in San Francisco and South San Francisco.

11.	Will there be job losses?

Our vision is for our management, our people and importantly, our culture to largely remain the same. And our focus on developing AAV-based genetic medicines for serious neuromuscular diseases is unchanged. But now we will have the additional resources of a multinational parent company to help us advance our promising pipeline of product candidates and ensure the successful commercial launch of AT132.

Programs

12.	What does this mean for the current programs? Will there be a delay in the timelines you have set out?

No. We do not expect a delay in timelines for our programs.

13.	Will there be a pause in the MTM clinical trials or a delay in filing timelines?

No. The timing for AT132 remains unchanged by the merger.

14.	What does this mean for [insert project] we are currently working on together?

Until the transaction closes, we will continue to operate as two separate companies which means for now it is business as usual. We will provide updates as we know more on transition plans.

15.	Will this impact your collaboration with NCH on DMD and DM1?

No. The collaboration with NCH continues at this time.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Audentes by Astellas. Such forward-looking statements include, but are not limited to, the ability of Audentes and Astellas to complete the transactions contemplated by the merger agreement, Astellas’ and Audentes’ beliefs and expectations and statements about the benefits sought to be achieved in Astellas’ proposed acquisition of Audentes, the potential effects of the acquisition on both Astellas and Audentes, as well as the expected benefits and success of Audentes’ product candidates, the timing and nature of regulatory filings for Audentes’ product candidates, the timing of Audentes’ presentation of non-clinical data and the timing and nature of Audentes’ preclinical studies, clinical trials and manufacturing activities. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Audentes has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Audentes, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although Audentes believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of biotechnology development and potential regulatory approval and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Audentes, including those set forth in the Audentes’ Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Audentes’ other filings with the SEC, other unknown or unpredictable factors could also affect Audentes’ results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this communication is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important Additional Information

The tender offer for the outstanding shares of common stock of Audentes has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Audentes common stock, nor is it a substitute for the tender offer materials that Astellas and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Astellas will file a tender offer statement on Schedule TO with the SEC, and thereafter Audentes will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AUDENTES’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Audentes’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Audentes by contacting Audentes at ir@audentestx.com or by phone at (415) 818-1033. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. In addition to these documents, Audentes files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are also available to the public for free at the SEC’s website at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by the Audentes with the SEC are available to all stockholders of Audentes free of charge at http://investors.audentestx.com/sec-filings.

AUDENTES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AUDENTES’ COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.